Exhibit (a)(5)(xiii)

Contact: LeAnne Zumwalt

DaVita Inc.

310 750-2072

DAVITA INC. REVISES AND EXTENDS TENDER OFFER FOR

ITS COMMON SHARES

TORRANCE, CA, May 15, 2002 – DaVita Inc. (NYSE: DVA) today announced that in connection with its previously announced offer to purchase up to 20,000,000 of its common shares, it has decreased the price at which it will offer to purchase the shares from a range of $22.00 to $26.00 to a range of $21.00 to $25.00 per share and decreased the maximum number of shares it is offering to purchase from 20,000,000 shares to 15,000,000 shares. DaVita has extended the tender offer for ten business days, until 9:00 a.m., New York City time, on Thursday, May 30, 2002. The tender offer previously was scheduled to expire at 9:00 a.m., New York City time, on Friday, May 17, 2002. The other terms of the tender offer remain unchanged.

“We are pleased to offer our stockholders the choice of selling at a premium today or holding the stock for the long-term,” stated Kent Thiry, Chairman and CEO.

According to The Bank of New York, the Depositary for the tender offer, as of May 14, 2002, approximately 2,000,000 of DaVita’s common shares had been validly tendered and not withdrawn.

An amended offer to purchase and related materials for the tender offer will be mailed out shortly. Stockholders may obtain the amended offer to purchase and related materials for free at the SEC’s website at www.sec.gov.

Credit Suisse First Boston Corporation is acting as Dealer Manager in connection with the tender offer. Persons with questions regarding the tender offer should contact Credit Suisse First Boston Corporation at (800) 881-8320. Requests for documentation should be made to Georgeson Shareholder, the Information Agent, at (212) 440-9800 or (866) 800-0506.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 32 states, as well as Washington, D.C. As of March 31, 2002, DaVita operated 495 outpatient dialysis facilities serving over 43,000 patients, including 3,400 patients in 32 centers under management.

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